Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-219447, No. 333-188995, No. 333-167530, No. 333-165782, No. 333-158108, No. 333-151335, No. 333-141989, No. 333-135147, No. 333-123820, No. 333-114051 and No. 333-235574)  of our report dated February 23, 2021, relating to the consolidated financial statements of Ultra Clean Holdings, Inc. and the effectiveness of internal control over financial reporting of Ultra Clean Holdings, Inc. appearing in this Annual Report on Form 10-K for the year ended December 25, 2020.

/s/ Moss Adams LLP

San Francisco, California

February 23, 2021